Exhibit 99.3

Contact:	Gail Brophy	Jason Rubin
	NPS Pharmaceuticals, Inc.	The Redstone Group, LLC
	973-658-8504	610-941-2741

NPS Pharmaceuticals Announces $50 Million Convertible Note Sale

Proceeds to Be Used to Retire 3% Convertible Debt Notes Due June 2008

Parsippany, NJ – August 7, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that it has issued $50 million of convertible notes due 2014 through a private placement offering to Visium Asset Management, LLC (“Visium”). These notes will be convertible into NPS common stock at a conversion price of $5.44 per share (reflecting a premium of 30%, relative to the five-day volume-weighted average price for NPS common stock between July 31 and August 6, 2007), and will bear interest at a rate of 5.75% per annum. NPS plans to use proceeds from the sale to retire a portion of its outstanding 3% convertible notes due June 2008.

NPS chief financial officer Gerard Michel stated: “NPS will use these funds and the $50 million in proceeds generated from our recently announced transaction with Drug Royalty to retire approximately half of the 3% convertible debt due June 2008.”

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. Pursuant to the notes, Visium is prohibited from converting any portion of the notes that would allow them to beneficially own in excess of 9.99% of the outstanding number of NPS common stock.

Cautionary Statement For The Purpose Of The "Safe Harbor" Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our 5.75% convertible notes. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not have sufficient revenue from operations to repay our convertible notes in accordance with our expectations or at all; we may never develop additional products that generate revenues; and the FDA may delay approval or may not approve any of our product candidates. All information in this press release is as of August 7, 2007, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Current Report on Form 10-Q for the quarter-ended June 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006.